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                                                      Exhibit 23b





            Consent of Independent Public Accountants

  As independent public accountants, we hereby consent to the incorporation by reference of our report dated June 25, 1993, covering the statement of net assets of the Centel Retirement Savings Plan For Bargaining Unit Employees as of December 31, 1992, and the related statements of changes in net assets for each of the two years in the period ended December 31, 1992, included in this Form 11-K into the Registration Statement
  (Form S-8, No. 33-59326) pertaining to the previously filed
  Centel Retirement Savings Plan For Bargaining Unit Employees of Sprint Corporation and the related Prospectus. It should be noted that we have not audited any financial statements of the Centel Retirement Savings Plan For Bargaining Unit
  Employees subsequent to December 31, 1992, or performed any audit procedures subsequent to the date of our report.

                                            /s/ ARTHUR ANDERSEN & CO.
                                            Arthur Andersen & Co.


  Chicago, Illinois
  June 27, 1994